Filed Pursuant to Rule 424(b)(3)

Registration No. 333-115069

PROSPECTUS

KIMCO REALTY CORPORATION

4,766,160 Shares

Common Stock

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All of the shares of our common stock are being sold by the selling stockholders.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  The selling stockholders, or their permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the New York Stock Exchange under the symbol “KIM.” We will make applications to list any shares of common stock exchanged for limited partnership units pursuant to this prospectus on the New York Stock Exchange.  The last reported sale price of our common stock on the New York Stock Exchange on December 11, 2008 was $14.91 per share.

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You should consider the risks discussed in “Risk Factors” beginning on page 3 of this prospectus before you invest in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete and any representation to the contrary is a criminal offense.

The date of this Prospectus is December 12, 2008.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The information contained in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers.  When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

TABLE OF CONTENTS

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When used in this prospectus, “Kimco,” “the Company,” “we,” “us,” or “our” refers to Kimco Realty Corporation and its direct and indirect subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information” before considering an investment in the securities offered by that prospectus supplement.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-3, the “registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the common stock being offered.  This prospectus does not contain all the information in the registration statement.  For further information with respect to Kimco Realty Corporation, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto.  For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  Please call 1-800-SEC-0330 for further information on the operations at the public reference room.  Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), with the SEC and are incorporated by reference in this prospectus:

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Annual Report on Form 10-K for the year ended December 31, 2007*;

*      Does not reflect the reclassification to discontinued operations resulting from operating properties sold during the nine months ended September 30, 2008 and properties classified as held for sale as of September 30, 2008 in the Consolidated Statements of Income. This reclassification does not have a material impact on Income from Discontinued Operations and has no impact on Net Income. Amounts will be revised in the 2008 Form 10-K.

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Definitive proxy statement filed on March 27, 2008; including the additional proxy materials filed on March 27, 2008 and April 22, 2008;

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Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

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Current Reports on Form 8-K filed on March 11, 2008, May 19, 2008, November 13, 2008 and December 9, 2008.

We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus and the accompanying prospectus supplement.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus.  To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus and the applicable prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or the applicable prospectus supplement is delivered, upon written or oral request.  Requests should be directed to our secretary, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000).  To obtain timely delivery of any copies of filings requested, please write or telephone.  You may also obtain copies of these filings, at no cost, by accessing our website at http://www.kimcorealty.com; however, the information found on our website is not considered part of this prospectus or any accompanying prospectus supplement.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of us and our officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. In addition to the factors set forth in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, you should consider the following:

(a)

General economic and local real estate conditions;

(b)

The inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business;

(c)

Financing risks, such as the inability to obtain equity, debt, or other sources of financing on favorable terms;

(d)

Changes in governmental laws and regulations;

(e)

The level and volatility of interest rates and foreign currency exchange rates;

(f)

The availability of suitable acquisition opportunities; and

(g)

Increases in operating costs.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus or incorporated by reference in this prospectus may not occur.

THE COMPANY

Kimco Realty Corporation, a Maryland corporation, is one of the nation’s largest owners and operators of neighborhood and community shopping centers. As of September 30, 2008, we had interests in 1,945 properties, totaling approximately 182.0 million square feet of gross leaseable area (“GLA”) located in 45 states, Puerto Rico, Canada, Mexico, Chile, Brazil, and Peru. Our ownership interests in real estate consist of our consolidated portfolio and in portfolios where we own an economic interest, such as properties in our investment management programs, where we partner with institutional investors and also retain management responsibilities. We believe our portfolio of neighborhood and community shopping center properties is the largest (measured by GLA) currently held by any publicly-traded REIT.

We believe that we have operated, and we intend to continue to operate, in such a manner to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer nearly all operating functions for our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 90% of our net taxable income, excluding capital gains, each year. Dividends on any preferred stock issued by us are included as distributions for this purpose. Historically, our distributions have exceeded, and we expect that our distributions will continue to exceed, our net taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the foregoing, our consolidated net worth may decline.  We, however, do not believe that consolidated stockholders’ equity is a meaningful reflection of net real estate values.

Our executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020, and our telephone number is (516) 869-9000.

THE OFFERING

Issuer	Kimco Realty Corporation

Common stock offered by the selling stockholder	4,766,160 shares

Common stock offered by Kimco Realty Corporation	None

Use of Proceeds

All of the proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholder. We will not receive any of the proceeds from any sale by the selling stockholder of the securities covered by this prospectus.  See “Use of Proceeds.”

NYSE Symbol	KIM

RISK FACTORS

You should carefully consider the following risks and all of the information set forth in this prospectus and any prospectus supplement before investing in our securities.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations.  Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Loss of our tax status as a real estate investment trust could have significant adverse consequences to us and the value of our securities.

We have elected to be taxed as a REIT for federal income tax purposes under the Code.  We currently intend to operate so as to qualify as a REIT and believe that our current organization and method of operation complies with the rules and regulations promulgated under the federal income tax code to enable us to qualify as a REIT.

Qualification as a REIT involves the application of highly technical and complex federal income tax code provisions for which there are only limited judicial and administrative interpretations.  The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT.  New legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT, the federal income tax consequences of such qualification or the desirability of an investment in a REIT relative to other investments.  There can be no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available to pay dividends to stockholders. If we fail to qualify as a REIT:

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we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

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we could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

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unless we were entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified; and

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we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and could adversely affect the value of our securities.

Adverse market conditions and competition may impede our ability to generate sufficient income to pay expenses and maintain properties.

The economic performance and value of our properties is subject to all of the risks associated with owning and operating real estate including:

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changes in the national, regional and local economic climate;

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local conditions, including an oversupply of, or a reduction in demand for, space in properties like those that we own;

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the attractiveness of our properties to tenants;

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the ability of tenants to pay rent;

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competition from other available properties;

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changes in market rental rates;

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the need to periodically pay for costs to repair, renovate and re-let space;

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changes in operating costs, including costs for maintenance, insurance and real estate taxes;

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the fact that the expenses of owning and operating properties are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the properties; and

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changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes.

Downturns in the retailing industry likely will have a direct impact on our performance.

Our properties consist primarily of community and neighborhood shopping centers and other retail properties. Our performance therefore is linked to economic conditions in the market for retail space generally.  The market for retail space could in the future be adversely affected by:

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weakness in the national, regional and local economies;

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the adverse financial condition of some large retailing companies;

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ongoing consolidation in the retail sector;

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the excess amount of retail space in a number of markets; and

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increasing consumer purchases through catalogues and the internet.

Failure by any anchor tenant with leases in multiple locations to make rental payments to us because of a deterioration of its financial condition or otherwise, could impact our performance.

Our performance depends on our ability to collect rent from tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew leases upon expiration, fail to make rental payments when due, close stores or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases and the loss of rental income attributable to the terminated leases.  In addition, lease terminations by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all.  The occurrence of any of the situations described above, particularly if it involves a substantial tenant with leases in multiple locations, could impact our performance.

We may be unable to collect balances due from tenants in bankruptcy.

A tenant that files for bankruptcy protection may not continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from the tenant or the lease guarantor, or their property, unless the bankruptcy court permits us to do so.  A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages.  As a result, it is likely that we would recover substantially less than the full value of any unsecured claims it holds, if at all.

We may be unable to sell our real estate property investments when appropriate or on favorable terms.

Real estate property investments are illiquid and generally cannot be disposed of quickly. In addition, the federal tax code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies.  Therefore, we may not be able to vary its portfolio in response to economic or other conditions promptly or on favorable terms.

We may acquire or develop properties or acquire other real estate related companies and this may create risks.

We may acquire or develop properties or acquire other real estate related companies when we believe that an acquisition or development is consistent with our business strategies. We may not succeed in consummating desired acquisitions or in completing developments on time or within budget. We face competition in pursuing these acquisition or development opportunities that could increase our costs.  When we do pursue a project or acquisition, we may not succeed in leasing newly developed or acquired properties at rents sufficient to cover the costs of acquisition or development and operations.  Difficulties in integrating acquisitions may prove costly or time-consuming and could divert management’s attention.  Acquisitions or developments in new markets or industries where we do not have the same level of market knowledge may result in poorer than anticipated performance.  We may also abandon acquisition or development opportunities that we have begun pursuing and consequently fail to recover expenses already incurred and have devoted management time to a matter not consummated.  Furthermore, our acquisitions of new properties or companies will expose us to the liabilities of those properties or companies, some of which we may not be aware of at the time of acquisition.  In addition, development of our existing properties presents similar risks.

There is a lack of operating history with respect to our recent acquisitions and development of properties and we may not succeed in the integration or management of additional properties.

These properties may have characteristics or deficiencies currently unknown to us that affect their value or revenue potential.  It is also possible that the operating performance of these properties may decline under our management.  As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and tenant retention.  In addition, our ability to manage our growth effectively will require us to successfully integrate our new acquisitions into our existing management structure.  We may not succeed with this integration or effectively manage additional properties. Also, newly acquired properties may not perform as expected.

We do not have exclusive control over our joint venture and preferred equity investments, such that we are unable to ensure that our objectives will be pursued.  We have invested in some cases as a co-venturer or partner in properties instead of owning directly.  In these investments, we do not have exclusive control over the development, financing, leasing, management and other aspects of these investments. As a result, the co-venturer or partner might have interests or goals that are inconsistent with us, take action contrary to our interests or otherwise impede our objectives. The co-venturer or partner also might become insolvent or bankrupt.

We may not be able to recover our investments in our joint venture or preferred equity investments, which may result in losses to us.

Our joint venture and preferred equity investments generally own real estate properties for which the economic performance and value is subject to all the risks associated with owning and operating real estate as described above.

We have significant international operations that carry additional risks.

We invest in, and conduct operations outside the United States.  The risks we face in international business operations include, but are not limited to:

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currency risks, including currency fluctuations;

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unexpected changes in legislative and regulatory requirements;

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potential adverse tax burdens;

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burdens of complying with different permitting standards, labor laws and a wide variety of foreign laws;

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obstacles to the repatriation of earnings and cash;

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regional, national and local political uncertainty;

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economic slowdown and/or downturn in foreign markets;

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difficulties in staffing and managing international operations; and

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reduced protection for intellectual property in some countries.

Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our business, financial condition, operating results and cash flows.

We may be unable to obtain financing through the debt and equities market, which may have a material adverse effect on our growth strategy, our results of operations, and our financial condition.

Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms. The inability to obtain financing could have negative effects on our business, such as:

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We could have difficulty acquiring or developing properties, which could materially adversely affect our business strategy;

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Our liquidity could be adversely affected;

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We may be unable to repay or refinance our indebtedness;

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We may need to make higher interest and principal payments or sell some of our assets on unfavorable terms to fund our indebtedness; and

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We may need to issue additional capital stock, which could further dilute the ownership of our existing shareholders.

Financial covenants to which we are subject may restrict our operating and acquisition activities.

Our revolving credit facilities and the indentures under which our senior unsecured debt is issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur debt, make dividend payments, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions.  These covenants may restrict our ability to pursue certain business initiatives or certain acquisition transactions that might otherwise be advantageous.  In addition, failure to meet any of the financial covenants could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

We may be subject to environmental regulations.

Under various federal, state, and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property).  This liability may be imposed whether or not we knew about, or was responsible for, the presence of hazardous or toxic substances.

We face competition in leasing or developing properties.

We face competition in the acquisition, development, operation and sale of real property from others engaged in real estate investment.  Some of these competitors have greater financial resources than us.  This results in competition for the acquisition of properties for tenants who lease or consider leasing space in our existing and subsequently acquired properties and for other real estate investment opportunities.

Changes in market conditions could adversely affect the market price of our publicly traded securities.

As with other publicly traded securities, the market price of our publicly traded securities depends on various market conditions, which may change from time-to-time.  Among the market conditions that may affect the market price of our publicly traded securities are the following:

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the extent of institutional investor interest in us;

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the reputation of REITs generally and the reputation of REITs with portfolios similar to us;

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the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

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our financial condition and performance;

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the market’s perception of our growth potential and potential future cash dividends;

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an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for our shares; and

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general economic and financial market conditions.

We may not be able to recover our investments in marketable securities or mortgage receivables, which may result in losses to us.

Our investments in marketable securities are subject to specific risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer, which may result in losses to us.  Marketable securities are generally unsecured and may also be subordinated to other obligations of the issuer.  As a result, investments in marketable securities are subject to risks of:

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limited liquidity in the secondary trading market;

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substantial market price volatility resulting from changes in prevailing interest rates;

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subordination to the prior claims of banks and other senior lenders to the issuer;

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the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations; and

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the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn.

These risks may adversely affect the value of outstanding marketable securities and the ability of the issuers to make distribution payments.

We invest in mortgage receivables.  Our investments in mortgage receivables normally are not insured or otherwise guaranteed by any institution or agency.  In the event of a default by a borrower it may be necessary for us to foreclose our mortgage or engage in costly negotiations.  Delays in liquidating defaulted mortgage loans and repossessing and selling the underlying properties could reduce our investment returns.  Furthermore, in the event of default, the actual value of the property securing the mortgage may decrease. A decline in real estate values will adversely affect the value of our loans and the value of the mortgages securing our loans.

Our mortgage receivables may be or become subordinated to mechanics' or materialmen's liens or property tax liens. In these instances we may need to protect a particular investment by making payments to maintain the current status of a prior lien or discharge it entirely.  In these cases, the total amount we recover may be less than our total investment, resulting in a loss. In the event of a major loan default or several loan defaults resulting in losses, our investments in mortgage receivables would be materially and adversely affected.

SELLING STOCKHOLDER

We are registering 4,766,160 shares of our common stock on behalf of Westlake Development Company, Inc., a California corporation (“Westlake” or the “selling security holder”).  The shares are being registered to permit public secondary trading of the shares and the selling security holder may offer the shares for resale from time to time.  We agreed to register these shares pursuant to a Registration Rights Agreement, dated as of October 22, 2002, between us and Westlake.

We and the selling security holder are the only limited partners in Kimco Westlake, L.P., or “Kimco-Westlake”, a California limited partnership.  Our subsidiary, KimWest 186, Inc., is the general partner of Kimco-Westlake. Under the Agreement of Partnership of Kimco Westlake, L.P., dated as of October 22, 2002, each limited partner has the right to exchange its limited partnership units for cash or, at the election of the general partner, shares of our common stock.  In the event that the selling security holder chooses to exchange its limited partnership units of Kimco-Westlake and we elect to issue it shares of our common stock, then any subsequent sale by the selling security holder of its shares of our common stock will be made pursuant to this registration statement.

Westlake acquired its limited partnership units in Kimco-Westlake in a private transaction exempt from the registration requirements of the Securities Act under Section 4 (2) thereof on October 22, 2002.  As consideration for the limited partnership units, Westlake contributed a shopping center in Daly City, California to Kimco-Westlake valued at approximately $80.0 million.  The offer of the limited partnership units was made solely to Westlake, whom we believe is an accredited investor based upon its ownership of shopping centers and oral representations made by the sole equityholder of Westlake and counsel thereto.  We did not make any previous offers or sales of limited partnership units, nor were any made subsequent to October 22, 2002.  We did not engage in any general solicitation or advertising in connection with the offer.  In addition, we placed a legend on each limited partnership unit certificate indicating that such units could not be transferred or otherwise disposed of absent registration under the Securities Act or an exemption therefrom.

The following information, including the table, assumes that the selling security holder will exchange its limited partnership units and that we will elect to issue the selling security holder shares of our common stock.  As of September 30, 2008, the selling security holder would have owned approximately 1.79% of our common stock.  Assuming the selling security holder sells all of the shares of our common stock included herein, the selling security holder will own 0% of our common stock.  Because the selling security holder may sell all, some or none of its shares included in this prospectus, we cannot estimate the number and percentage of shares that the selling security holder will hold after any particular sale.

The following table sets forth, to our knowledge, certain information about the selling security holder as of December 12, 2008.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering
Name	Shares (1)	Percent (2)	Shares	Percent
Westlake Development Company, Inc.	3,766,160	1.41%	0	0%
Total:	3,766,160	1.41%	0	0%

(1)

Reflects (i) a two-for-one stock split of outstanding shares of common stock as of the close of business on August 8, 2005, which was effected in the form of a stock dividend paid on August 23, 2005 and (ii) the previous sale of 1,000,000 shares by the selling security holder.

(2)

Based on 266,232,607 shares outstanding as of September 30, 2008.

DESCRIPTION OF COMMON STOCK

General

Kimco has the authority to issue 750,000,000 shares of common stock, par value $.01 per share, and 382,500,000 shares of excess stock, par value $.01 per share. At September 30, 2008, Kimco had 266,779,187 shares of common stock issued and 266,232,607 shares of common stock outstanding and no shares of excess stock issued or outstanding. Prior to August 4, 1994, Kimco was incorporated as a Delaware corporation. On August 4, 1994, Kimco reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by Kimco’s stockholders. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of Kimco’s charter and bylaws.

Holders of Kimco common stock will be entitled to receive dividends when, as and if authorized by the Kimco board of directors and declared by Kimco, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by Kimco will be subject to certain restrictions if Kimco fails to pay dividends on its preferred stock. Upon Kimco’s liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of Kimco’s debts and other liabilities and the preferential amounts owing with respect to any of Kimco’s outstanding preferred stock. The common stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of Kimco’s common stock voting for the election of directors are able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock do not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by Kimco at a subsequent date.

Under Maryland law and Kimco’s charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, Kimco is able to pay its indebtedness as it becomes due in the usual course of business and its total assets are greater than its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. Kimco has complied with these requirements in all of its prior distributions to holders of common stock.

Restrictions on Ownership

For Kimco to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, Kimco’s charter provides, subject to exceptions, that no holder may own, or be deemed to own by virtue of the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, more than 9.8% in value of the outstanding shares of Kimco’s common stock. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of the common stock (or the acquisition of an interest in an entity which owns, actually or constructively, common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% in value of the common stock, and thus subject such common stock to the ownership limit.

In addition, because rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT or a 10% owner of the REIT) is not qualifying rent for purposes of the gross income tests under the Code, Kimco’s charter provides that no individual or entity may own, or be deemed to own by virtue of the constructive ownership provisions of Section 318 of the Code, as modified by Section 856(d)(5) of the Code (which differ from the constructive ownership provisions applied to the ownership limit), in excess of 9.8% in value of Kimco’s outstanding common stock. This ownership limitation is referred to as the related party limit.

Kimco’s board of directors may waive the ownership limit and the related party limit with respect to a particular stockholder if Kimco’s board of directors is presented with such representations and undertakings from such stockholder as are reasonably necessary to ascertain that such ownership will not then or in the future jeopardize Kimco’s status as a REIT. As a further condition of that waiver, Kimco’s board of directors must obtain either a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to with respect to preserving Kimco’s REIT status.

The foregoing restrictions on transferability and ownership will not apply if Kimco’s board of directors determines that it is no longer in Kimco’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

If shares of common stock in excess of the ownership limit or the related party limit, or shares which would otherwise cause the REIT to be beneficially owned by less than 100 persons or which would otherwise cause Kimco to be “closely held” within the meaning of the Code, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit or the related party limit, or shares which would otherwise cause Kimco to be “closely held” within the meaning of the Code, will automatically be exchanged for shares of a separate class of stock, which is referred to as excess stock, that will be transferred by operation of law to Kimco as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:

•

the price paid by the intended transferee, or

•

if the intended transferee did not give value for such shares, a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee,

at which point the shares will automatically be exchanged for ordinary common stock. In addition, such shares of excess stock held in trust are purchasable by Kimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date Kimco determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives Kimco notice of the transfer, or the date Kimco’s board of directors determines that a violative transfer has occurred if no notice is provided.

If any representing shares of common stock are represented by certificates, such certificates will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of common stock must file written notice with Kimco containing the information specified in Kimco’s charter within 30 days after January 1 of each year. In addition, each common stockholder shall upon demand be required to disclose to Kimco such information that Kimco may request in order to determine Kimco’s status as a REIT.

The registrar and transfer agent for Kimco’s common stock is The Bank of New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to our election to be taxed as a REIT and the ownership and disposition of our common stock.  This summary is for general information only and is not tax advice.

This information is based on:

•

the Internal Revenue Code of 1986, as amended, or the Code;

•

current, temporary and proposed Treasury Regulations promulgated under the Code;

•

the legislative history of the Code;

•

current administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•

court decisions;

in each case, as of the date of this prospectus.  In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings.  Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion.  Any such change could apply retroactively to transactions preceding the date of the change.  Except as discussed in this summary, we have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this summary, and the statements in this prospectus are not binding on the IRS or any court.  Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.  This summary does not discuss any state, local or foreign tax considerations.

This summary deals only with limited partnership units of Kimco-Westlake and shares of our common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). Your tax treatment will vary depending upon your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances.  If you are considering exercising your exchange rights, you should consult your tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the exchange and acquisition, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

This summary does not consider all of the rules which may affect the United States tax treatment of your investment in limited partnership units of Kimco-Westlake and shares of our common stock in light of your particular circumstances.  For example, except to the extent discussed under the headings “Taxation of Holders of Our Common Stock—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-United States Holders,” special rules not discussed here may apply to you if you are:

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a broker-dealer or a dealer in securities or currencies;

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an S corporation;

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a bank, thrift or other financial institution;

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a regulated investment company or a REIT;

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an insurance company;

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a tax-exempt organization;

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subject to the alternative minimum tax provisions of the Code;

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holding limited partnership units of Kimco-Westlake or shares of our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

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holding limited partnership units of Kimco-Westlake or shares our common stock through a partnership or other pass-through entity;

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a non-United States corporation or partnership, or a person who is not a resident or citizen of the United States;

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a partnership or a limited liability company or other entity taxable as a partnership for United States federal income tax purposes;

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a United States person whose “functional currency” is not the United States dollar; or

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a United States expatriate.

For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “we,” “our,” and “us” mean only Kimco Realty Corporation, and not its subsidiaries, except as otherwise indicated.

You are urged to consult your tax advisors regarding the tax consequences to you of:

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the exchange of your limited partnership units of Kimco-Westlake for our common stock or cash;

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the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

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our election to be taxed as a REIT for federal income tax purposes; and

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potential changes in the tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require Kimco-Westlake to acquire all or part of your limited partnership units of Kimco-Westlake, and we elect to acquire some or all of your units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of Kimco-Westlake allocable to your limited partnership units being exchanged, less your tax basis in those partnership units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of Kimco-Westlake at the time of the exchange. The tax treatment of any acquisition of your limited partnership units by Kimco-Westlake in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1992.  We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1992, and we intend to continue to be organized and operate in this manner.  However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership.  Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.  See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex.  The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its common stockholders.  This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 1992, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT unde the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers.  In addition, this opinion was based upon our factual representations set forth in this prospectus.  Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation.  A C corporation is a corporation that generally is required to pay tax at the corporate level.  Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed.  We will, however, be required to pay federal income tax as follows:

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first, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

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second, we may be required to pay the “alternative minimum tax” on its items of tax preference under some circumstances;

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third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income.  Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

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fourth, we will be required to pay a 100% tax on any net income from prohibited transactions.  Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

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fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (b) the amount by which 95% of our gross income (90% for the taxable years ending on or before December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

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sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test;

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seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

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eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods;

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ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.  The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation;

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tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.”  See “—Penalty Tax.”  In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours.  Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations; and

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eleventh, certain of our subsidiaries are C corporations, the earnings of which will be subject to United States federal income tax.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.  In addition, other countries may impose taxes on our property or operations within their jurisdictions.  To the extent possible, we will structure our activities to minimize our foreign tax liability.  However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level.  Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from any foreign tax credits arising from the payment of those taxes.

Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

(1)

that is managed by one or more trustees or directors;

(2)

that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)

that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)

that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)

that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)

that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.  For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods.  In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These stock ownership and transfer restrictions are described in “Description of Common Stock—Restrictions on Ownership.”  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.  If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate.  If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.  See “ — Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year.  We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.     In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below.  Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity.  The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.  Thus, our pro rata share of the assets and items of income of any partnership or limited liability company in which we own an interest is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.  A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies.”

We have control of most of the subsidiary partnerships and limited liability companies in which we own an interest, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT.  We are a limited partner or non-managing member in some of our partnerships and limited liability companies.  If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity.  In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis.  In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We own a number of wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code.  A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat the corporation as a “taxable REIT subsidiary,” as described below.  A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests).  Thus, in applying the federal tax requirements described in this discussion, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such corporations are treated as our assets, liabilities and items of income, deduction and credit.  A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

We received a ruling from the IRS to the effect that all of the subsidiaries held by us prior to January 1, 1992, the effective date of our election to be taxed as a REIT, became “qualified REIT subsidiaries” upon the effective date of our REIT election.  Moreover, with respect to each subsidiary of ours formed subsequent to January 1, 1992 and prior to January 1, 1998, we owned 100% of the stock of that subsidiary at all times.  For tax years beginning on or after January 1, 1998, any corporation, other than a taxable REIT subsidiary wholly owned by a REIT is permitted to be treated as a “qualified REIT subsidiary” regardless of whether that subsidiary has always been owned by the REIT.

Ownership of Interests in Taxable REIT Subsidiaries.    We currently hold an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future.  A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary.  A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of such corporation.  Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.  In addition, a REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset test described below, and their operations will be subject to the provisions described above.  See “—Asset Tests.”

A taxable REIT subsidiary is subject to income tax as a regular C corporation.  In addition, effective for taxable years beginning after December 31, 2000, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied.  As a result of this rule, we modified our ownership of the Kimco Realty Services, Inc., or the Services Company, effective January 1, 2001, by making a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary.  In addition, effective January 1, 2001, we contributed a note that was issued to us from the Service Company to the capital of the Service Company and acquired 100% of the voting stock of the Service Company.  Thus, we currently own 100% of the stock of the Service Company and there is no debt outstanding between the Service Company and us.

Ownership of Interests in Subsidiary REITs.    We own an interest in several subsidiaries which have elected to be taxed as REITs under Sections 856 through 860 of the Code. Provided each of these subsidiary REITs qualifies as a REIT, our interest in each subsidiary REIT will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by us from each such subsidiary REIT will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each subsidiary REIT must independently satisfy the various REIT qualification requirements described in this summary. If a subsidiary REIT were to fail to qualify as a REIT, and certain relief provisions did not apply, such subsidiary REIT would be treated as a taxable C-corporation and its income would be subject to federal income tax. In addition, a failure of a subsidiary REIT to qualify as a REIT could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT.  First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments.  Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.  For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person.  However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant.  Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space.  Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease.  Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.”  For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease.  If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below.  We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.  Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.  In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”  Any amounts we receives from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We have received a ruling from the IRS providing that the performance of certain types of services provided by us will not cause the rents received with respect to those leases to fail to qualify as rents from real property.  In addition, we generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above.  However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.  In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants.  Accordingly, there can be no assurance that the IRS will not disagree with our determination of values.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future expect to invest in additional entities or properties located outside the United States.  In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise.  These acquisitions could cause us to incur foreign currency gains or losses.  Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, though the IRS had indicated that REITs could apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constituted qualifying income under the REIT income tests. As a result, we anticipate that any foreign currency gains we recognized relating to rents we received prior to July 30, 2008 from any property located outside the United States were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008 to the extent attributable to specified items of qualifying income, gain, or assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from those tests.

To the extent our taxable REIT subsidiaries pay dividends, such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests.  While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code.  Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

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following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause.  If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.  As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.  We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives.  We do not intend to enter into any sales that are prohibited transactions.  However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax.  In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.  Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time our taxable REIT subsidiaries may provide services to our tenants.  We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above.  These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes.  If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.  For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor.  Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT.  In addition, commencing with the taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 20% (25% for taxable years beginning on or after January 1, 2009) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

We have numerous direct and indirect wholly-owned subsidiaries.  As set forth above, the ownership of more than 10% of the total vote or value of the outstanding securities of any one issuer by a REIT is prohibited unless such subsidiary is a taxable REIT subsidiary or a REIT or, in the case of the 10% value test, the securities qualify as “straight debt” securities.  However, if our subsidiaries are “qualified REIT subsidiaries” as defined in the Code, those subsidiaries will not be treated as separate corporations for federal income tax purposes.  Thus, our ownership of stock of a “qualified REIT subsidiary” will not cause us to fail the asset tests.

Prior to January 1, 2001, we owned 100% of the nonvoting preferred stock of the Services Company and did not own any of the voting securities of the Service Company.  Effective January 1, 2001, we made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary.  In addition, effective January 1, 2001, we acquired 100% of the voting stock of the Service Company and currently own 100% of the stock of the Service Company.  We believe that the value of the securities of all our taxable REIT subsidiaries did not and will not exceed more than 20% of the value of our total assets at the close of each quarter during a taxable year that begins after December 31, 2000 (25% for taxable years beginning on or after January 1, 2009).  No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the IRS will agree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer.  After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning on or after January 1, 2009, a change caused by changes in the foreign currency exchange rate used to value foreign assets).  If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.  We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests.  If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period.  Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.  For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, and (2) disclosing certain information to the IRS.  In such case, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful.  If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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90% of our “REIT taxable income”; and

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90% of our after tax net income, if any, from foreclosure property; minus

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the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain.  In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset, over (2) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate.  At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year.  These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid.  This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.  The amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class.  To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.  We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income.  Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.  However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income.  If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods.  Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes.  The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT.  Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.  If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders.  As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.  In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits.  In this event, corporate distributees may be eligible for the dividends-received deduction.  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.  It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies

General.    We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for federal income tax purposes.  Our ownership interests in such subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association or publicly traded partnership taxable as a corporation for federal income tax purposes.  If a subsidiary partnership or limited liability company in which we own an interest were taxable as a corporation, it would be required to pay an entity-level tax on its income.  In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests.  See “—Taxation of Our Company—Asset Tests” and “—Income Tests.”  This, in turn, could prevent us from qualifying as a REIT.  See “—Failure to Qualify.”  In addition, a change in the tax status of a subsidiary partnership or limited liability company might be treated as a taxable event.  If so, we might incur a tax liability without any related cash distributions.  We believe each of our subsidiary partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement generally will determine the allocation of income and loss among partners or members.  If these allocations of income or loss do not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the items subject to the allocation will be reallocated in accordance with the partners’ or members’ interests in the partnership or limited liability company.  This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item.  The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time.  These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Taxation of Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences relating to the ownership and disposition of our common stock.

United States Holders

If you are a “United States holder,” as defined below, this section applies to you.  Otherwise, the next section, “Non-United States Holders,” applies to you.

Definition of United States Holder. A “United States holder” is a beneficial holder of our common stock who is:

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a citizen or resident of the United States;

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a corporation or partnership, including a limited liability company (or other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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an estate, the income of which is subject to United States federal income tax regardless of its source; or

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a trust, if a court within the United States can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “Non-United States holder” is a beneficial holder that is not a “United States holder” for United States federal income tax purposes.

Taxation of Taxable United States Holders Generally

Distributions Generally.   Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable United States holders as ordinary income and not at the reduced rates otherwise currently applicable to “qualified dividend income,” as described below.  See “—Tax Rates” below.  As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States holders that are corporations.  For purposes of determining whether distributions to holders of our capital stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States holder.  This treatment will reduce the United States holder’s adjusted tax basis in its shares of our common stock by the amount of the distribution, but not below zero.  Distributions in excess of our current and accumulated earnings and profits and in excess of a United States holder’s adjusted tax basis in its shares will be taxable as capital gain.  Such gain will be taxable as long-term capital gain if the shares have been held for more than one year.  Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year.  United States holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to our taxable United States holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year.  If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock and preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains.  If we make this election, we would pay tax on our retained net capital gains.  In addition, to the extent we so elect, a United States holder generally would:

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include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

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be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States holder’s long-term capital gains;

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receive a credit or refund for the amount of tax deemed paid by it;

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increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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in the case of a United States holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Secretary of the Treasury.

Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a United States holder of our shares will not be treated as passive activity income.  As a result, United States holders generally will not be able to apply any “passive losses” against this income or gain.  A United States holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount.  Other distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock.   If a United States holder sells or disposes of shares of our common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes.  This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the stock for more than one year.  If, however, a United States holder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the United States holder received distributions from us which were required to be treated as long-term capital gains.

Information  Reporting and Backup Withholding

We report to our United States holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding rules, a United States holder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  A United States holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  Any amount paid as backup withholding will be creditable against the United States holder’s federal income tax liability.  In addition, we may be required to withhold a portion of capital gain dividends to any United States holders who fail to certify their non-foreign status.  See “—Taxation of Non-United States Holders.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%.  In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year).  The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.  United States holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below.  This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder.  Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock.  These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT.  A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.”  As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.  However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-United States Holders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-United States holders.  These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules.  Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address any state, local or foreign tax consequences that may be relevant to a non-United States holder in light of its particular circumstances.  We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally.  Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States holder of a United States trade or business.  Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.  Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.  Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States holders are subject to tax, and are generally not subject to withholding.  Any such dividends received by a non-United States holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

•

a lower treaty rate applies and the non-United States holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced treaty rate; or

•

the non-United States holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States holder to the extent that such distributions do not exceed the non-United States holder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such stock.  To the extent that these distributions exceed a non-United States holder’s adjusted basis in our common stock, they will give rise to gain from the sale or exchange of such stock.  The tax treatment of this gain is described below.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits.  However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.  Distributions to a non-United States holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1)

the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business, in which case the non-United States holder will be subject to the same treatment as United States holders with respect to such gain, except that a non-United States holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2)

the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to FIRPTA, distributions to a non-United States holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States holder to be treated as recognizing such gain as income effectively connected with a United States trade or business.  Non-United States holders would generally be taxed at the same rates applicable to United States holders, subject to any applicable alternative minimum tax.  We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-United States holder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury Regulations) of a distribution to the non-United States holder that could have been designated as a capital gain dividend.  The amount withheld is creditable against the non-United States holder’s United States federal income tax liability.  However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution.  Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by United States holders generally should be treated with respect to non-United States holders in the same manner as actual distributions by us of capital gain dividends.  Under this approach, a non-United States holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Common Stock.  Gain recognized by a non-United States holder upon the sale or exchange of our common stock generally will not be subject to United States taxation unless such stock constitutes a United States real property interest within the meaning of FIRPTA.  Our common stock will not constitute a United States real property interest so long as we are a “domestically-controlled qualified investment entity.”  A domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-United States holders.  We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity.  In addition, because our common stock is publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-United States holder if either (1) the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business or (2) the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.  In addition, in general, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-United States holder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States holder (or certain of its affiliate or related parties) (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our common stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).  Non-United States holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our common stock.

Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-United States holder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1)

our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the New York Stock Exchange; and

(2)

such non-United States holder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of such sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-United States holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable United States holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  In addition, if the sale or exchange of our common stock were subject to taxation under FIRPTA, and if shares of such common stock were not “regularly traded” on an established securities market, the purchaser of such stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding.  Generally, we must report annually to the IRS the amount of dividends paid to a non-United States holder, such holder’s name and address, and the amount of tax withheld, if any.  A similar report is sent to the non-United States holder.  Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-United States holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8.  Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-United States holder is a United States person.

Backup withholding is not an additional tax.  Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction.  You should consult your tax advisors regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by Kimco of the shares of our common stock if, and to the extent that, holders of limited partnership units of Kimco Westlake, L.P. tender their units for exchange and the offer and sale from time to time of any shares that may be issued to such limited partners.  We have registered the shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders.

Shares of our common stock may be sold from time to time directly by any of the stockholders.  Alternatively, common stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling holders and/or the purchasers of shares for whom they may act as agent.  The sale of the shares by their holders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted.  The selling holders and any dealers or agents that participate in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act and any profit on the sale of shares of our common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

To comply with state securities laws, the shares of our common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report of Form 10-K of Kimco Realty Corporation for the year ended December 31, 2007 and the audited historical combined statements of revenues and certain expenses included on page 9 of Kimco Realty Corporation’s Current Report on Form 8-K, dated March 11, 2008, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for us by Latham & Watkins LLP. Latham & Watkins LLP will rely on Venable LLP, Baltimore, Maryland as to certain matters of Maryland law. Certain members of Latham & Watkins LLP and their families own beneficial interests in less than 1% of our common stock.